Exhibit 1.1

DOUGLAS EMMETT, INC.

SUPPLEMENT NO. 1

TO

EQUITY DISTRIBUTION AGREEMENT

November 20, 2017

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

One Bryant Park

New York, New York 10036

J.P. Morgan Securities LLC

383 Madison Avenue

40th Floor

New York, NY 10179

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated August 4, 2017 (the “Equity Distribution Agreement”), among Douglas Emmett, Inc., a Maryland corporation (the “Company”), Douglas Emmett Management, Inc., a Delaware corporation (“DEM”) and Douglas Emmett Properties, LP, a Delaware limited partnership (the “Operating Partnership” and, collectively with the Company and DEM, the “Transaction Entities”) and the managers signatory thereto (the “Managers”), pursuant to which the Company agreed to sell through or to the Managers, as sales agents, shares of common stock of the Company, $0.01 par value per share (“Common Stock”), having an aggregate gross sales price of up to $400,000,000. All capitalized terms used in this Supplement No. 1 to the Equity Distribution Agreement among the Transaction Entities and the Managers (this “Supplement”) and not otherwise defined shall have the respective meanings assigned to them in the Equity Distribution Agreement. The Transaction Entities and the Managers agree as follows:

A. Amendments to Equity Distribution Agreement. The Equity Distribution Agreement is amended as follows:

1.	The first sentence of the first paragraph of Section 1 of the Equity Distribution Agreement is amended to read as follows:

“The Company proposes to issue and sell through or to the Managers, as sales agents, shares of common stock of the Company, $0.01 par value per share (“Common Stock”),

having an aggregate gross sales price of up to $400.0 million (the “Shares”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. Such amount of Shares available for issue and sale pursuant to the Equity Distribution Agreement are in addition to the $249,996,591 of Common Stock sold by the Company prior to September 30, 2017 under the Prospectus Supplement filed by the Company on August 4, 2017.”

2.	This “Agreement” shall mean the Equity Distribution Agreement, dated August 4, 2017, by and among the Transaction Entities and the Managers, as amended by Supplement No. 1 to Equity Distribution Agreement, dated November 20, 2017, by and among the Transaction Entities and the Managers (“Supplement No. 1”).

3.	The definition of “Execution Time” is amended to read as follows:

“Execution Time” shall mean the date and time that Supplement No. 1 is executed and delivered by and among the Transaction Entities and the Managers.

B. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Equity Distribution Agreement shall continue in full force and effect.

C. Applicable Law. This Supplement and any claim, controversy or dispute arising under or related to this Supplement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

D. Counterparts. This Supplement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Supplement by one party to the other may be made by facsimile or email transmission.

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If the foregoing correctly sets forth the understanding among the parties hereto, please so indicate in the space provided below for that purpose, whereupon this Supplement shall constitute a binding agreement among the parties hereto.

Very truly yours,

DOUGLAS EMMETT, INC.

By:	/s/ Mona M. Gisler
Name: Mona M. Gisler
Title: Chief Financial Officer

DOUGLAS EMMETT MANAGEMENT, INC.

By:	/s/ Mona M. Gisler
Name: Mona M. Gisler
Title: Chief Financial Officer

DOUGLAS EMMETT PROPERTIES, LP

By:	Douglas Emmett Management, Inc.,
its Managing General Partner

By:	/s/ Mona M. Gisler
Name: Mona M. Gisler
Title: Chief Financial Officer

[Signature page to Supplement No. 1 to the Equity Distribution Agreement]

ACCEPTED as of the date first above written

WELLS FARGO SECURITIES, LLC

By:	/s/ Elizabeth Alvarez
Name: Elizabeth Alvarez
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Evan Ladouceur
Name: Evan Ladouceur
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Adam Rosenbluth
Name: Adam Rosenbluth
Title: Executive Director

[Signature page to Supplement No. 1 to the Equity Distribution Agreement]